Exhibit 99.2

RADIANT SYSTEMS, INC.

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Basis of Presentation

This unaudited pro forma combined balance sheet has been prepared as if the acquisition of the Aloha Technologies assets from Ibertech, Inc. and its subsidiaries and the split-off transaction (described below) had taken place on December 31, 2003. The unaudited pro forma combined statement of income for the twelve months ended December 31, 2003, has been prepared as if the acquisition and the split-off transaction had taken place on January 1, 2003. Radiant Systems, Inc. (“Radiant”) has a fiscal year end of December 31st. Ibertech, Inc.’s fiscal year end is the last Friday in September. For purposes of the pro forma combined financial statements herein, the information for the assets acquired from Ibertech, Inc. as of September 26, 2003 has been combined with Radiant Systems, Inc.’s fiscal year end results as of December 31, 2003. The September 26, 2003 financial statements were not rolled forward to September 30, 2003 because the effect was not material.

The unaudited pro forma combined financial statements have been prepared by Radiant based upon certain assumptions as disclosed in the accompanying footnotes. The unaudited pro forma combined financial statements presented herein are shown for illustrative purposes only and are not necessarily indicative of the financial position or future results of operations of Radiant, or of the financial position or results of operations of Radiant that would have actually occurred had the acquisition or the split-off transaction been in effect as of the date or for the periods presented. Furthermore, the allocation of the purchase price is preliminary and subject to further revision.

The unaudited pro forma combined financial statements should be read in conjunction with Radiant Systems, Inc.’s separate historical financial statements and notes, the historical financial statements and notes of the operations of Ibertech, Inc. contained elsewhere in this filing, the 8-K filing related to the split-off transaction dated February 17, 2004 and in conjunction with the related notes to these unaudited pro forma combined financial statements. In management’s opinion, all adjustments necessary to reflect the effect of this transaction have been made.

Split-off Transaction (as more fully described in the 8-K filed on February 17, 2004)

On January 31, 2004 the Company completed a tax-free split-off of its enterprise software business, now known as BlueCube Software, to Erez Goren, the Company’s former Co-Chairman of the Board and Co-Chief Executive Officer. The split-off transaction received the approval of approximately 70% of the disinterested shareholders of Radiant at the special meeting of shareholders held on January 30, 2004. Approval of a majority of the disinterested shareholders was a condition to the closing of the transaction. Pursuant to the terms of the Share Exchange Agreement, Radiant contributed specified assets and liabilities of the enterprise software business, together with $4.0 million in cash, to the newly formed subsidiary, and then transferred all of the shares of the new company to Erez Goren in exchange for the redemption of 2.0 million shares of common stock of the Company. The shares redeemed represented approximately 7.0% of the Company’s outstanding shares. The consideration for the transaction was determined based on arms-length negotiations between the special committee of the Company’s independent directors and Mr. Goren.

Radiant and BlueCube have entered into a reseller agreement, whereby Radiant will be able to resell BlueCube products and services on terms generally available to other BlueCube resellers. The effects of this arrangement have not been reflected in the pro forma financial information because it cannot be determined.

RADIANT SYSTEMS, INC.

Unaudited Pro Forma Combined Balance Sheet

As of December 31, 2003

(In Thousands)

	Historical Radiant (1)	Split-off Transaction (2)		Aloha (3)	ProForma Adjustments (4)		Pro Forma Radiant
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$33,774	$(4,000	)(A)	$0	$(11,000	)(E)	$18,774
Accounts receivable, net of allowance for doubtful accounts	18,614	—		3,916	—		22,530
Inventories, net	13,098	—		58	—		13,156
Other short-term assets	4,688	—		381	—		5,069

Total current assets	70,174	(4,000)		4,355	(11,000)		59,529

PROPERTY AND EQUIPMENT, net	11,229	—		676	—		11,905
SOFTWARE DEVELOPMENT COSTS, net	2,844	(1,282	)(a)	2,632	—		4,194
GOODWILL, NET	7,537	—		28	16,756	(J)	24,321
INTANGIBLES, NET	884	—		—	31,120	(J)	32,004
OTHER LONG-TERM ASSETS	36	—		—	—		36

	$92,704	$(5,282)		$7,692	$36,876		$131,990

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$12,864	$5,400	(B)	2,737	500	(I)	$21,501
Client deposits and deferred revenue	12,257	—		5,260	—		17,517
Current portion of long-term debt	524	—		92	4,824	(F)	5,440

Total current liabilities	25,645	5,400		8,089	5,324		44,458

LONG-TERM DEBT, NET OF CURRENT PORTION	136	—		64	15,791	(F)	15,991

Total liabilities	25,781	5,400		8,153	21,115		60,449

COMMITMENTS AND CONTINGENCIES SHAREHOLDERS’ EQUITY:
Common stock, $0.00001 par value; 100,000,000 shares authorized, 28,105,095 shares issued and outstanding (Pro forma Radiant: 28,458,941 shares issued and outstanding)	0	—		43	(43	)(H)	0
Additional paid-in capital	116,480	(16,300	)(C)		15,300	(G)	115,480
Accumulated other comprehensive income	217	—		(41)	41	(H)	217
Accumulated deficit	(49,774)	5,618	(D)	(463)	463	(H)	(44,156)

Total shareholders’ equity	66,923	(10,682)		(461)	15,761		71,541

	$92,704	$(5,282)		$7,692	$36,876		$131,990

Note 1.	Unaudited Pro Forma Balance Sheet: The unaudited pro forma combined balance sheet gives effect to the acquisition and the split-off of the enterprise software business of Radiant Systems as if these events had occurred as of December 31, 2003.

1. The amounts in this column are derived from the consolidated balance sheet of Radiant Systems, Inc. as of December 31, 2003 in the audited historical consolidated financial statements of Radiant Systems, Inc.

2. The amounts in this column are derived from the split-off transaction that occurred on January 31, 2004 as reported in an 8-K filing on February 17, 2004.

(A)	Cash and capitalized software of $4.0 million and $1.3 million, respectively, contributed by Radiant to BlueCube Software under the terms of the split-off transaction.

(B)	The accrued liabilities recorded in the split-off transaction include a $4.0 million payment Radiant has agreed to make on behalf of BlueCube Software and $1.4 million of transaction and professional fees related to the split-off. The transaction and professional fees are related to expenses incurred by Radiant for the transaction, excluding fees incurred on behalf of BlueCube Software.

(C)	The equity value is the value of the 2.0 million shares received by Radiant in the split-off transaction based on a closing price of $8.15 on January 30, 2004 in exchange for $4.0 million in cash. The 2.0 million shares were retired on the transaction date.

(D)	Based on the terms of the transaction, Radiant will record a gain of approximately $5.6 million during the first quarter of 2003 and which has been recorded as a reduction in accumulated deficit on the pro forma balance sheet.

3. The amounts in this column are derived from the consolidated balance sheet of Ibertech, Inc. and Subsidiaries as of September 26, 2003 as reported in the historical consolidated financial statements of Ibertech, Inc., and included herein. Cash and retained earnings of $4.7 million have been removed from the balance sheet as they were not included in the asset purchase agreement.

4. Total consideration of the assets purchased from Ibertech, Inc. was approximately $49 million and consisted of $11 million in cash, a five-year note in the principal amount of $19 million, a one-year note in the principal amount of $1.7 million, 2,353,846 shares of restricted common stock with a value of $6.50 per share on the date of announcement (December 15, 2003), the assumption of certain liabilities and direct expenses the Company incurred related to the acquisition (a portion of which was capitalized on Radiant’s historical financial statements at December 31, 2003). The pro forma adjustments in this column reflect the following:

(E)	Cash paid in the asset purchase agreement.

(F)	Notes payable entered into with Ibertech, Inc. shareholders as part of the asset purchase agreement. The five-year, $19 million note has an interest rate of prime plus one percent. Monthly payment of approximately $357,000 (including interest and principal) is payable over the next 60 months. The one-year, $1.7 million note has an interest rate of prime plus one percent with interest payable monthly.

(G)	Value of shares issued to Ibertech, Inc. shareholders in connection with the asset purchase agreement.

(H)	Adjustments to remove historical Ibertech, Inc. stockholders’ equity.

(I)	Estimate of direct expenses incurred in connection with the acquisitions by Radiant Systems, Inc. subsequent to December 31, 2003.

(J)	Estimate of the value of goodwill and intangibles resulting from the excess of the purchase price over the net book value of the tangible assets. The intangible assets acquired consist of items such as reseller and direct customer relationships and contracts (three to fifteen year estimated useful life), technology (five to ten year estimated useful life), trademarks (indefinite useful life), and covenants not to compete (three to five year estimated useful life). Radiant Systems, Inc. is currently undergoing a thorough independent valuation analysis by a third-party firm to estimate the fair values of the intangible assets acquired. Upon completion of such analysis, the amounts ascribed to goodwill and intangible assets shown in the pro forma financial statements may change. Any such revision could have a significant impact on depreciation and amortization, interest expense and income taxes.

RADIANT SYSTEMS, INC.

Unaudited Pro Forma Combined Statement of Earnings

For the Year Ended December 31, 2003

(In Thousands, except Per Share Data)

	Historical Radiant (1)	Historical Enterprise Operations (2)	Aloha (3)	ProForma Adjustments (4)		Pro Forma Radiant
REVENUES:
System sales	$47,320	$(5,157)	$12,311	—		$54,474
Client support, maintenance, and other services	64,449	(12,842)	11,383	—		62,990

Total revenues	111,769	(17,999)	23,694	—		117,464

COST OF REVENUES:
System sales	28,785	(4,229)	3,390	—		27,946
Impairment of capitalized software and acquired software technology	17,626	(16,188)	—	—		1,438
Client support, maintenance, and other services	43,906	(10,952)	6,716	—		39,670

Total cost of revenues	90,317	(31,369)	10,106	—		69,054

GROSS (LOSS) PROFIT	21,452	13,370	13,587	—		48,409
OPERATING EXPENSES:
Product development	15,714	(5,599)	672	—		10,787
Sales and marketing	16,708	(3,191)	5,709	—		19,226
Depreciation and amortization	4,319	(1,271)	418	4,700	(A)	8,166
Impairment of TriYumf Asset	10,589	(10,589)	—	—		0
Impairment of goodwill	6,172	0	—	—		6,172
Lease termination and severance costs	1,179	(561)	—	—		618
General and administrative	13,377	(3,369)	3,632	—		13,640

(LOSS) FROM CONTINUING OPERATIONS	(46,606)	37,950	3,156	(4,700)		(10,200)
INTEREST AND OTHER INCOME (EXPENSE), NET	605	64	2,132	(953	)(B)	1,848

(LOSS) BEFORE INCOME TAXES	(46,001)	38,014	5,288	(5,653)		(8,352)
INCOME TAX PROVISION	1,730	(43)	—	—		1,687

NET (LOSS)	$(47,731)	$38,057	5,288	(5,653)		$(10,039)

BASIC (LOSS) PER SHARE:	$(1.71)					$(0.36)

DILUTED (LOSS) PER SHARE:	$(1.71)					$(0.36)

WEIGHTED AVERAGE SHARES OUTSTANDING:

Basic	27,835	(2,000)	2,354	—		28,189

Diluted	27,835	(2,000)	2,354	—		28,189

Notes Unaudited Pro Forma Condensed Combined Statement of Operations:

1.	The amounts in this column represent the consolidated results of operations of Radiant Systems, Inc. for the twelve months ended December 31, 2003, as reported in the historical consolidated financial statements of Radiant Systems, Inc.

2.	The unaudited amounts in this column reflect the elimination of historical revenues generated from assets contributed to the enterprise business pursuant to the split-off transaction, as well as historical expenses related to the operations assumed by the enterprise business as if the transactions were consummated as of January 1, 2003. Any gain or loss related to this transaction is not reflected in the pro forma condensed combined statements of operations as it will be recorded on the closing date of the transaction. The 2,000,000 shares transferred to Radiant Systems, Inc. by Erez Goren as part of the transaction will be retired on the transaction date.

3.	The amounts in this column are derived from the consolidated statements of Ibertech, Inc. and Subsidiaries as of September 26, 2003, as reported in the historical consolidated financial statements of Ibertech, Inc., and included herein. Certain reclassifications were made in order to conform with Radiant Systems, Inc.’s statement of operations presentation.

4.	The pro forma adjustments in this column reflect the following:

a.	The pro forma adjustment for depreciation and amortization estimated at $4.7 million for December 31, 2003 is calculated by estimating the amount of depreciation and amortization for the period using the estimated fair values and estimated useful lives for the following intangible assets: reseller and direct customer relationships and contracts (three to fifteen year estimated useful life), technology (five to ten year estimated useful life), and covenants not to compete (three to five year estimated useful life). Radiant Systems, Inc. is currently undergoing a thorough independent valuation analysis by a third-party firm to estimate the fair values of the intangible assets acquired. Upon completion of such analysis, the amounts ascribed to goodwill and intangible assets shown in the pro forma financial statements may change. Any such revision could have a significant impact on depreciation and amortization, interest expense and income taxes.

b.	The increase in interest expense is attributable to the $19 million 5-year note and the $1.7 million 1-year note entered into with the Ibertech shareholders in connection with the asset purchase agreement. Interest rates on both of these notes is prime plus one percent.